EXHIBIT 99.1

PRB ENERGY ANNOUNCES SECOND QUARTER 2007
FINANCIAL AND OPERATIONAL RESULTS

Denver, Colorado — August 13, 2007 — PRB Energy, Inc. (AMEX:PRB) today reported financial results for the quarter ended June 30, 2007.

•                  Second quarter 2007 average daily net sales volumes were 1.1 million cubic feet of gas (“MMcf/d”), up significantly from .076 MMcf/d in the second quarter of 2006.  Currently, net sales volumes are approximately 2.7 MMcf/d of natural gas and are expected to reach 3.5 MMcf/d by the end of the third quarter.

•                  Initiated drilling in the Denver-Julesburg (“D-J”) Basin during the second quarter.

Operations Update:

D-J Basin:  PRB has drilled and cased 11 of the initial 12 wells drilled in the D-J Basin in Colorado.  The first two wells are on production, with the remaining nine wells expected to be on production by the end of the third quarter.  At this time, the Company is applying for 20 additional drilling permits.  Plans call for drilling approximately 50 to 60 shallow Niobrara gas wells in 2007 and approximately 150 wells in 2008.  Current production from the D-J Basin properties is approximately 1.0 MMcf/d of natural gas.  We have identified 12 to 15 prospective drilling areas using 2-D seismic and plan to begin shooting 3-D seismic over these areas during the fall of 2007 to better delineate potential drilling locations.

Powder River Basin:  The Moyer coal development program remains in the de-watering stage and is showing increasing pressures of 5 to 20 lbs. at the well-head on certain of the wells.  The field is presently selling approximately 1.7 MMcf/d of natural gas from the Wyodak coal.

Robert W. Wright, Chairman and Chief Executive Officer, reported, “During the second quarter we focused on initiating our drilling program in the D-J Basin and are very encouraged by the 91% success rate we have achieved.  Our analysis indicates that over half of the first 12 wells of our drilling program will be above average.  We plan to vigorously pursue permitting for our next group of wells with the intent of rapidly growing our production.  As a company with early stage operations, we understand the importance of increasing our cash flow to support operations and look forward to improving our profitability over the coming quarters.”

Net Income (Loss) and Non-Cash Items:  Net loss for the second quarter of 2007 was $3.9 million, or a loss of $0.46 per share compared to a loss of $1.8 million for the second quarter 2006, or a loss of $0.24 per share.  The second quarter 2007 loss included non-cash items of: (i) $951,000 of depreciation, depletion and amortization; (ii) amortization of debt issuance costs of $261,000; (iii)

amortization of discount on debentures of $543,000; (iv) share-based compensation of $159,000; (v) a gain on the sales of properties of $384,000, and (vi) other non-cash items of $65,000.

For the six months ended June 30, 2007, the net loss was $8.4 million, or a loss of $0.97 per share compared to a loss of $3.3 million for the first six months of 2006, or a loss of $0.44 per share. Weighted average shares outstanding increased 15% to 8.6 million shares for both the three and six month periods of 2007 compared to 7.5 million shares in the three and six month periods of 2006.

Cash Loss, Interest Expense and Working Capital:  The cash loss for the second quarter of 2007 was approximately $2.5 million after interest paid of $1.3 million compared to a cash loss of $1.2 million after interest paid of $562,000 for the second quarter of 2006.  Total interest expense of $2 million for the second quarter of 2007 consisted of 1) cash payments on convertible notes and debentures of $1 million, 2) cash payments on a capital lease of $274,000, 3) amortization of debt issuance costs and discount on the debentures of $804,000, less 4) capitalized interest of $83,000.  The cash loss for the first half of 2007 was approximately $4.8 million compared to a cash loss of $2.0 million for the first half of 2006.  Working capital at June 30, 2007, excluding restricted cash of $2.1 million, was $4.5 million.

Production, Gas Sales and Gathering Revenue:  Total sales in the second quarter of 2007 increased to 104 MMcf, compared to 7 MMcf of gas in the second quarter of 2006.  Average sales for the second quarter of 2007 increased significantly to 1.1 MMcf/d from .076 MMcf/d for the second quarter of 2006 due to production from the Pennaco properties since July 2006 and the D-J Basin since December 2006.  The Company’s natural gas sales of $346,000 in the second quarter of 2007 increased from $48,000 in last year’s second quarter and gathering revenues decreased to $364,000 in the current quarter from $603,000 in the second quarter of 2006, mainly due to the reduction of third party gathering fees, principally from Pennaco, following the Company’s acquisition of the Pennaco properties in June 2006.

CONFERENCE CALL

The management of PRB Energy, Inc. will host a conference call Tuesday, August 14 at 10:30 a.m. EDT/8:30 a.m. MDT, to discuss the subjects covered in this news release.  Interested parties may participate in the call by dialing (303) 262-2140.  Please call in 10 minutes before the conference is scheduled to begin and ask for the PRB conference call.  After opening remarks, there will be a question and answer period.  This conference call will be webcast live over the Internet at www.prbenergy.com.  To listen to the live webcast, please go to the website at least 15 minutes early to register and, if necessary, download and install any audio software.  If you are unable to listen live, a telephonic replay will be available through August 21, 2007 and may be accessed by calling (303) 590-8000 using pass code 11094708.  Also, an archive of the webcast will be available shortly after the call on the Company’s website at www.prbenergy.com for approximately 90 days.

ABOUT PRB ENERGY, INC.

Having commenced operations in January 2004, PRB Energy has evolved into an exploitation and gathering company with development activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream exploitation and production as well as midstream gathering and processing.  This model is intended to increase PRB Energy’s access to and acquisition of high-potential development properties at attractive prices, deliver cost savings and provide additional revenue through the gathering of third-party gas.

This press release may include certain forward-looking statements including, without limitation, statements regarding the Company’s expectations regarding growth, revenue, cash flow growth, access to financing, drilling and production results and timing, development activities and second quarter results.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control such as commodity prices, weather, governmental regulation and operational hazards.  An extensive list of factors that can affect future results is discussed in the Company’s Registration Statement on Form S-3/A recently filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel
PRB Energy, Inc.		DRG&E
Robert W. Wright, Chairman and CEO		Jack Lascar/Lisa Elliott
(303) 308-1330		(713) 529-6600
investors@prbenergy.com		jlascar@drg-e.com/lelliott@drg-e.com

(See Accompanying Tables)

PRB ENERGY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Natural gas sales	$346	$48	$759	$106
Gas gathering and processing	364	603	872	1278
Other	10	52	14	146
Total revenues	720	703	1,645	1,530
Natural gas gathering expense	(47)	(15)	(103)	(27)
Natural gas production taxes	(37)	(5)	(77)	(12)
Net revenues	636	683	1,465	1491
Operating expenses:
Natural gas lease operating	612	—	1,273	—
Gas gathering and processing	593	648	1,026	1217
Depreciation, depletion, amortization and accretion	951	336	1,806	656
General and administrative	1,194	1,129	2,794	2,146
Other expense	—	48	—	223
Total operating expenses	3,350	2,161	6,899	4,242
Operating loss	(2,714)	(1,478)	(5,434)	(2,751)
Other income (expense):
Interest and other income	582	284	853	471
Gain on RMG settlement and sale of assets, net	240	—	240	—
Interest and other expense:
Convertible notes and debentures	(1,041)	(523)	(2,071)	(869)
Debt issuance costs and discount on debentures	(804)	(101)	(1,550)	(163)
Other	(191)	—	(396)	—
Total other expense	(1,214)	(340)	(2,924)	(561)
Net loss	$(3,928)	$(1,818)	$(8,358)	$(3,312)

Net loss per share — basic and diluted	$(0.46)	$(0.24)	$(0.97)	$(0.44)

Basic and diluted weighted average shares outstanding	8,601,994	7,471,235	8,601,994	7,450,679

PRB ENERGY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,905	$11,157
Restricted cash	2,157	2,078
Accounts receivable, net	2,871	2,527
Note receivable	2,250
Inventory	51	—
Prepaid expenses	535	789
Total current assets	10,769	16,551
Oil and gas properties accounted for under the successful efforts method of accounting:
Proved properties	5,489	5,436
Unproved leaseholds	9,729	9,282
Wells-in-progress	5,020	5,794
Total oil and gas properties	20,238	20,512
Less: accumulated depreciation, depletion and amortization	(1,245)	(766)
Net oil and gas properties	18,993	19,746
Gathering and other property and equipment	15,325	11,603
Less: accumulated depreciation and amortization	(2,911)	(1,919)
Net gathering and other property and equipment	12,414	9,684
Other non-current assets:
Deferred debt issuance costs	2,107	2,086
Less: accumulated amortization	(771)	(375)
Net deferred debt issuance costs	1,336	1,711
Other non-current assets	2,499	2,151
Total other non-current assets	3,835	3,862
Total Assets	$46,011	$49,843

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,408	$1,854
Accrued expenses and other current liabilities	650	979
Deferred gain	883	—
Current portion of debentures	1,125	—
Total current liabilities	4,066	2,833
Secured notes, debentures and other debt, less current portion	35,841	36,972
Discount on debentures, net of amortization	(3,287)	(4,326)
Capital lease, less current portion	2,974	—
Other non-current liabilities	3,135	3,140
Total liabilities	42,729	38,619
Commitments and Contingencies
Stockholders’ equity:
Common stock, 40,000,000 shares authorized; 8,601,994 and 8,231,894 issued, respectively, and 8,601,994 outstanding	10	10
Treasury stock	(1,257)	(1,257)
Additional paid-in-capital	26,823	26,406
Accumulated deficit	(22,294)	(13,935)
Total stockholders’ equity	3,282	11,224
Total Liabilities and Stockholders’ Equity	$46,011	$49,843

PRB ENERGY, INC.

Non-GAAP Financial Disclosure Discussion

To supplement PRB’s consolidated financial statements presented in accordance with GAAP, PRB uses a measure defined by the SEC as a non-GAAP financial measure:  Cash Loss.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the table below captioned “Reconciliation of Net Loss to Cash Loss.”

PRB’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our core business operating results.  PRB believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing PRB’s performance and when planning, forecasting and analyzing future periods.  This non-GAAP financial measure also facilitates management’s internal comparisons to PRB’s historical performance and liquidity and our competitors’ operating results.  PRB believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

PRB ENERGY, INC.
Reconciliation of Net Loss to Cash Loss
(Unaudited)

For the quarters ending	June 30, 2007	June 30, 2006	$ Change	% Change
Net Loss*	$(3,928)	$(1,818)	$(2,110)	(116)%

Exploration expenses	—	50	(50)	(100)%
Depletion, depreciation, and amortization	951	336	615	183%
Share-based compensation expense	159	113	46	41%
Amortization of debt issuance cost	261	101	160	158%
Amortization of discount on debentures	543	—	543	100%
Gain on RMG settlement	(384)	—	(384)	(100)%
Capitalized interest	(83)	—	(83)	(100)%
Bad debt expense	18	—	18	100%
Cash Loss	$(2,463)	$(1,218)	$(1,245)	(102)%

*  Refer to Consolidated Statements of Operations provided in Form 10-Q, June 30, 2007.

PRB ENERGY, INC.
Reconciliation of Net Loss to Cash Loss
(Unaudited)

	June 30,	June 30,
For the six months ending	2007	2006	$Change	% Change
Net Loss*	$(8,358)	$(3,312)	$(5,046)	(152)%

Exploration expenses	—	50	(50)	(100)%
Depletion, depreciation, and amortization	1,806	656	1,150	175%
Share-based compensation expense	417	392	25	6%
Non share-based warrants issued	—	71	(71)	(100)%
Amortization of debt issuance cost	510	164	346	211%
Amortization of discount on debentures	1,039	—	1,039	100%
Gain on RMG settlement	(384)	—	(384)	(100)%
Capitalized interest	(159)	(32)	(127)	(397)%
Bad debt expense	317	—	317	100%
Cash Loss	$(4,812)	$(2,011)	$(2,801)	(139)%

*  Refer to Consolidated Statements of Operations provided in Form 10-Q, June 30, 2007.